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Exhibit 18.1

March 14, 2006

Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, IL 60179

Dear Sirs/Madams:

        We have audited the consolidated financial statements of Sears Holdings Corporation (the "Company") as of January 28, 2006 and for the year then ended, included in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 14, 2006, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in its method of accounting for certain indirect buying, warehousing and distribution costs. Note 8 to such consolidated financial statements contains a description of a change, during the year ended January 28, 2006, of the measurement date for the Company's pension and other postretirement benefit plans from the last Wednesday in January to December 31. In our judgment, such change is to an alternative accounting method that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP DELOITTE & TOUCHE LLP Chicago, IL

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  Exhibit 18.1